                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                 AMENDMENT NO. 2

                                       to

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                           RESTORATION HARDWARE, INC.
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                    760981100
                                 (CUSIP Number)

                                  CELIA FELSHER
                      RESERVOIR CAPITAL MANAGEMENT, L.L.C.
                               650 MADISON AVENUE
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 610-9000

                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 August 31, 2001
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Management, L.L.C.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS**

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          (7)      SOLE VOTING POWER

                                   2,257,500
                     -----------------------------------------------------------
NUMBER OF                 (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY                       0
OWNED BY             -----------------------------------------------------------
EACH REPORTING            (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                                   2,257,500
                     -----------------------------------------------------------
                          (10)     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,257,500
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT

                  IN ROW (11) EXCLUDES CERTAIN SHARES**                      [ ]
--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  10.7
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON**

                  OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Group, L.L.C.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS**

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          (7)      SOLE VOTING POWER

                                   2,257,500

                     -----------------------------------------------------------
NUMBER OF                 (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY                       0
OWNED BY             -----------------------------------------------------------
EACH REPORTING            (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                                   2,257,500
                     -----------------------------------------------------------
                          (10)     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,257,500
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT

                  IN ROW (11) EXCLUDES CERTAIN SHARES**                      [ ]
--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  10.7
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **

                  OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Partners, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS**

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          (7)      SOLE VOTING POWER

                                   1,930,000
                     -----------------------------------------------------------
NUMBER OF                 (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY                       0
OWNED BY             -----------------------------------------------------------
EACH REPORTING            (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                                   1,930,000
                     -----------------------------------------------------------
                          (10)     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,930,000
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT

                  IN ROW (11) EXCLUDES CERTAIN SHARES**                      [ ]
--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  9.3
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **

                  PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Associates, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS**

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                          (7)      SOLE VOTING POWER

                                   3,000
                     -----------------------------------------------------------
NUMBER OF                 (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY                       0
OWNED BY             -----------------------------------------------------------
EACH REPORTING            (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                                   3,000
                     -----------------------------------------------------------
                          (10)     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,000
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT

                  IN ROW (11) EXCLUDES CERTAIN SHARES**                      [ ]
--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  --
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **

                  PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Master Fund, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS**

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
--------------------------------------------------------------------------------
                          (7)      SOLE VOTING POWER

                                   324,500
                     -----------------------------------------------------------
NUMBER OF                 (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY                       0
OWNED BY             -----------------------------------------------------------
EACH REPORTING            (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                                   324,500
                     -----------------------------------------------------------
                          (10)     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  324,500
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT

                  IN ROW (11) EXCLUDES CERTAIN SHARES**                      [ ]
--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.5
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **

                  PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  INTRODUCTION

         This statement on Schedule 13D (the "Statement") hereby amends the
Schedule 13D filed on April 2, 2001 (the "Original 13D") by Reservoir Capital Management, L.L.C., a Delaware limited liability company ("RCM"), Reservoir Capital Group, L.L.C., a Delaware limited liability company ("RCG"), Reservoir Capital Partners, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA") and Reservoir Capital Master Fund, L.P., a limited partnership organized under the laws of the Cayman Islands ("RCMF"), as amended by Amendment No. 1 to Schedule 13D filed on April 19, 2001, with respect to the beneficial ownership of shares of common stock, par value $.0001 per share (the "Common Stock"), of Restoration Hardware, Inc., a Delaware corporation.

         In this Statement, each of RCM, RCG, RCP, RCA and RCMF may be referred to as a "Reporting Person," and collectively as the "Reporting Persons." RCP, RCA and RCMF, collectively, may be referred to as the "Reservoir Entities."

         Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Original 13D.

         The Items of the Original 13D, as amended, set forth below are hereby amended and supplemented as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Of the shares reflected in the Original 13D filing as amended, the 1636 shares of Series B Preferred Stock held by the Reporting Persons were converted into 1636 shares of Series A Preferred Stock on July 11, 2001 upon receipt of requisite stockholder approval. Upon such conversion, the Company issued Series A Preferred Stock to the Reservoir Entities as follows: (i) RCP received 1,468 shares of Series A Preferred Stock, (ii) RCA received 3 shares of Series A Preferred Stock and (iii) RCMF received 247 shares of Series A Preferred Stock.

         Effective as of August 31, 2001, Glenhill Capital, LP distributed to the RCP and RCMF 1,515 shares of Series A Preferred Stock, which shares had also been converted from 1,515 shares of Series B Preferred Stock on July 11, 2001. RCP received 1,297 shares of Series A Preferred Stock and RCMF received 218 shares of Series A Preferred Stock.

         Each share of Series A Preferred Stock is convertible into 500 shares of Common Stock, subject to customary antidilution adjustments. The revised beneficial ownership figures for the Reporting Persons are reflected on the cover pages of this filing.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this Schedule 13D is true, complete and correct and agrees that this statement is filed on behalf of each of them.

Dated:   August 31, 2001

                                        RESERVOIR CAPITAL MANAGEMENT, L.L.C.

                                        By:    /s/ DANIEL H. STERN
                                            ------------------------------------
                                        Name:  Daniel H. Stern
                                        Title: President

                                        RESERVOIR CAPITAL GROUP, L.L.C.

                                        By:    /s/ DANIEL H. STERN
                                            ------------------------------------
                                        Name:  Daniel H. Stern
                                        Title: President

                                        RESERVOIR CAPITAL PARTNERS, L.P.

                                        By:    Reservoir Capital Group, L.L.C.,
                                               General Partner

                                        By:    /s/ DANIEL H. STERN
                                            ------------------------------------
                                        Name:  Daniel H. Stern
                                        Title: President

                                        RESERVOIR CAPITAL ASSOCIATES, L.L.C.,

                                        By:    Reservoir Capital Group, L.L.C.,
                                               General Partner

                                        By:    /s/ DANIEL H. STERN
                                            ------------------------------------
                                        Name:  Daniel H. Stern
                                        Title: President

                                        RESERVOIR CAPITAL MASTER FUND, L.P.

                                        By:    Reservoir Capital Group, L.L.C.,
                                               General Partner

                                        By:    /s/ DANIEL H. STERN
                                            ------------------------------------
                                        Name:  Daniel H. Stern
                                        Title: President